Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED AS OF DECEMBER 14, 2016

BY AND AMONG

BAY COMMERCIAL BANK,

BAYCOM CORP,

FIRST ULB CORP.,

AND

UNITED BUSINESS BANK, FSB

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6.7	Requisite Shareholder Approval	59

6.8	Indebtedness; Trust Preferred Securities; Note Payable	60

6.9	Notification of Certain Matters	61

6.10	Estoppel Letters and Consents; Title Insurance	61

6.11	Antitakeover Statutes	61

6.12	Notice to UBB Customers	61

6.13	Indemnification; Directors and Officers Insurance	62

6.14	Post-Merger Boards.	62

6.15	California Permit	63

6.16	Benefit Plans.	63

6.17	Certain Policies	65

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION		65

7.1	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby	65

7.2	Conditions to Obligations of FULB and UBB	66

7.3	Conditions to Obligation of BAY	67

ARTICLE VIII TERMINATION		68

8.1	Termination	68

8.2	Liabilities and Remedies; Liquidated Damages; Expense Reimbursement	70

ARTICLE IX MISCELLANEOUS		71

9.1	Survival of Representations, Warranties and Agreements	71

9.2	Waiver; Amendment	71

9.3	Counterparts	71

9.4	Governing Law	72

9.5	Waiver of Jury Trial	72

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9.6	Expenses	72

9.7	Notices	72

9.8	Entire Understanding; No Third-Party Beneficiaries	73

9.9	Severability	73

9.10	Enforcement of the Agreement	73

9.11	Interpretation	74

9.12	Assignment	74

9.13	Alternative Structure	74

ANNEX A	Form of FULB Non-Competition and Voting Agreement

ANNEX B	Form of BAY Voting Agreement

ANNEX C	Form of Merger Agreement

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AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of December 14, 2016, by and among Bay Commercial Bank, a California state-chartered bank (“BAY”), BayCom Corp, a California corporation [that is in the process of becoming a bank holding company and sole shareholder of BAY (“BHC”), First ULB Corp., a California corporation and registered savings and loan holding company (“FULB”) and United Business Bank, FSB, a federal savings bank (“UBB”).

RECITALS

WHEREAS, FULB owns all of the issued and outstanding capital stock of UBB;

WHEREAS, the parties hereto wish to provide for the terms and conditions of a strategic business combination in which, (i) BAY [is in the process of a bank holding reorganization where BAY would become] a wholly owned subsidiary of BHC and the outstanding shares of BAY would be exchanged for shares of BHC on a one-for-one basis, (ii) in exchange for the merger consideration as set forth herein, FULB would be merged with and into BHC (the “Merger”), with BHC being the surviving entity in the Merger, and (iii) UBB would, immediately after the Merger is consummated, be merged with and into BAY (the “Bank Merger”), with BAY being the surviving entity in the Bank Merger;

WHEREAS, each of the Boards of Directors of BAY, BHC, FULB and UBB has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and the Bank Merger, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, BHC, BAY, FULB, and UBB, respectively, and the shareholders of BHC, BAY, FULB and UBB, respectively;

WHEREAS, the parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code (the “Code”);

WHEREAS, as a material inducement to BAY to enter into this Agreement, and simultaneous with the execution of this Agreement, each of the non-employee directors of FULB and UBB are entering into an agreement, in the form of Annex A hereto (the “FULB Non-Competition and Voting Agreement”), pursuant to which each such non-employee director shall agree, among other things, to vote all shares of capital stock of FULB owned by such person, in favor of the approval and adoption of this Agreement;

WHEREAS, as a material inducement to FULB and UBB to enter into this Agreement, and simultaneous with the execution of this Agreement, each of the directors and executive officers of BAY is entering into an agreement, in the form of Annex B hereto (the “BAY Voting Agreement”), pursuant to which each such director and executive officer shall agree, among other things, to vote all shares of capital stock of BAY owned by such person, in favor of the approval and adoption of this Agreement;

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WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any inquiry, offer or proposal other than by BAY or BHC, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FULB or its Subsidiaries; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of FULB or its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of FULB on a consolidated basis; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of FULB; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of FULB or its Subsidiaries; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Adverse Recommendation Change” means (i) a withdrawal, modification or qualification in any manner that is adverse to BAY of the approval, recommendation or declaration of advisability by the FULB Board, or any such committee thereof with responsibility for the negotiation or oversight to the extent permitted by law of the transactions contemplated by this Agreement, the Merger or any of the other transactions contemplated hereby; (ii) the adoption, approval, recommendation, endorsement or declaration of advisability of the adoption of any Acquisition Proposal; (iii) the resolution, agreement or proposal by the board of directors or any committee of the board of directors of FULB with responsibility for the negotiation or oversight of the transactions contemplated by this Agreement to the extent permitted by law, to take any such actions described in clauses (i) or (ii); or (iii) the submission of this this Agreement to shareholders without recommendation.

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“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person.

“Agreement” means this Agreement and Plan of Reorganization and Merger, as amended or modified from time to time in accordance with Section 9.2.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Merger Effective Time” has the meaning set forth in Section 2.2.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BAY” has the meaning set forth in the preamble to this Agreement.

“BAY Articles” means the Articles of Incorporation of BAY, as amended.

“BAY Benefit Plan” has the meaning set forth in Section 5.3(m).

“BAY Board” means the Board of Directors of BAY.

“BAY Bylaws” means the Bylaws of BAY, as amended.

“BAY Common Stock” means shares of BAY common stock, without par value.

BAY Closing Book Value” means BAY’s total tangible shareholders’ equity on December 31, 2016 excluding, net of tax effect: (a) accumulated other comprehensive income or loss; and (b) any extraordinary items of income or gain arising out of transactions outside the ordinary course of business.

“BAY Closing Book Value Per Share” means the BAY Closing Book Value divided by the number of shares of BAY Common Stock outstanding on December 31, 2016.

“BAY Financial Statements” means (i) the audited statements of financial condition (including related notes and schedules, if any) of BAY as of December 31, 2015 and 2014, and the statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of BAY for each of the years ended December 31, 2015 and 2014, (ii) the unaudited statements of financial condition (including related notes and schedules, if any) of BAY as of September 30, 2016 and the unaudited statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of BAY for the nine months ended September 30, 2016, and (iii) the statements of financial condition of BAY (including related notes and schedules, if any) and the consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of BAY with respect to the monthly, quarterly and annual periods ending subsequent to September 30, 2016.

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“BAY Loan Property” has the meaning set forth in Section 5.3(p)

“BAY Material Contract” has the meaning set forth in Section 5.3(l)(i)

“BAY Shareholders Meeting” has the meaning set forth in Section 6.7(b).

“BAY Termination Fee” has the meaning set forth in Section 8.2(a)(ii).

“BAY Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“BHC” has the meaning set forth in the recitals to this Agreement.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning set forth in Section 7.1(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Certificate” has the meaning set forth in Section 3.1(a)(ii).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” means the date on which the Effective Time occurs.

“Code” has the meaning set forth in the recitals to this Agreement.

“Commissioner” means the Commissioner of the Department of Business Oversight of the State of California.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(c).

“Consents” has the meaning set forth in Section 6.10.

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“D&O Insurance” has the meaning set forth in Section 6.13(c).

“DBO” means the Department of Business Oversight of the State of California.

“DBO Permit” has the meaning set forth in Section 6.15(a).

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” has the meaning set forth in Section 3.1(e).

“DOL” has the meaning set forth in Section 5.2(n)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means any federal, state or local law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.2(n)(iii).

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Shares” means shares of FULB Common Stock owned by BAY, UBB, or FULB, in each case not held (i) in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted, as held immediately prior to the Effective Time.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Former UBB Employees” has the meaning set forth in Section 6.16(b).

“FULB” has the meaning set forth in the preamble to this Agreement.

“FULB Articles” means the Articles of Incorporation of FULB, as amended.

“FULB Benefit Plans” has the meaning set forth in Section 5.2(n)(i).

“FULB Board” means the Board of Directors of FULB.

“FULB Bylaws” means the Bylaws of FULB, as amended.

“FULB Common Stock” means the common stock of FULB.

“FULB Financial Statements” means (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of FULB as of September 30, 2015 and, 2014 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of FULB for each of the two years ended September 30, 2015 and 2014, (ii) the unaudited consolidated statements of financial condition (including related notes and schedules, if any) of FULB as of September 30, 2016 and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of FULB for the twelve months ended September 30, 2016, and (iii) the consolidated statements of financial condition of FULB (including related notes and schedules, if any) and the consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of FULB with respect to the monthly, quarterly and annual periods ending subsequent to September 30, 2016.

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“FULB Material Contract” has the meaning set forth in Section 5.2(l)(i).

“FULB Shareholders Meeting” has the meaning set forth in Section 6.7(b).

“FULB Non-Competition and Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, territorial, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“HOLA” means the Home Owners’ Loan Act.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indebtedness of FULB and UBB” means the (i) $6,392,000 of Trust Debentures due September 15, 2034, (ii) $6,000,000 promissory note due August 5, 2023 issued to Grandpoint Bank that as of September 30, 2016, has a principal balance of $5,856,434, (iii) the principal and interest of and premium (if any) in respect of (A) any other indebtedness for money borrowed and (B) any other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iv) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (v) all obligations under leases required to be capitalized in accordance with GAAP; (vi) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vii) all obligations of the type referred to in clauses (iii) and (iv) the payment of which is a direct or indirect obligation, guaranty, surety or otherwise, including guarantees of such obligations and (vii) all obligations of the type referred to in clauses (iii) through (vii) of other Persons that are secured by any Lien any property or asset (whether or not such obligation is assumed).

“Indemnified Parties” has the meaning set forth in Section 6.13(a).

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“IRS” has the meaning set forth in Section 5.2(n)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(s).

“Loan Package” has the meaning set forth in Section 4.1(s).

“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that (i) is material and adverse to the condition (financial or otherwise), assets, deposits, results of operations, prospects, liabilities or business of such party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof, by Government Authorities, that are applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic (including interest rates) or market conditions in the United States and the State of California, State of New Mexico and State of Washington, including changes in credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party with the prior consent of the other, in contemplation of this Agreement as required or permitted hereunder, as required under any regulatory approval received in connection with this Agreement or which have been waived in writing by the other party; (F) the public announcement or consummation of the transactions contemplated hereby if such announcement is made after prior consent of the other party; (G) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP; (H) changes in the market price of such party’s common stock; or (I) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which such party operates; or (ii) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 5.2(l)(i).

“Maximum Amount” has the meaning set forth in Section 6.13(c).

“Merger” has the meaning set forth in the recitals to this Agreement.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

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“OREO” means other real estate owned.

“Party Expenses” has the meaning set forth in Section 8.2(a)(iii).

“Pension Plan” has the meaning set forth in Section 5.2(n)(ii).

“Per Share Cash Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

“Per Share Stock Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” with regard to a party means information set forth in its Disclosure Schedule; provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

“Proxy Statement-Offering Circular” has the meaning set forth in Section 6.7(a).

“Record Holder” has the meaning set forth in Section 3.2(b)

“Regulatory Approvals” means the approval, non-disapproval and/or non-objection of any bank regulator or other Governmental Authority that is necessary in connection with the consummation of the Merger, the Bank Merger, and the related transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.5(a).

“Requisite Shareholder Approval” means, with respect to BAY, BHC, FULB, and UBB the approval of its shareholders required to consummate the Merger and the Bank Merger in accordance with the CGCL and the CFC, as applicable.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” has the meaning set forth in Section 3.1(a).

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“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” means any unsolicited, bona fide binding written Acquisition Proposal that is not obtained in breach of this Agreement and that the FULB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account the identity of the Person making the proposal, all legal, financial, regulatory and other aspects of the Acquisition Proposal and this Agreement (including any proposal to adjust the terms and conditions of this Agreement) including any break up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the form of consideration offered and the ability of the party making such proposal to obtain financing and whether such financing is then fully committed for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to receive all necessary Regulatory Approvals for the consummation of the transactions contemplated by the Superior Proposal; (iii) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing; and (iv) is reasonably likely of being completed on the terms proposed on a timely basis.

“Tax” and “Taxes” mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Trust Debentures” has the meaning set forth in Section 6.8.

“UBB” has the meaning set forth in the preamble to this Agreement.

“UBB Charter” means the Federal Stock Association Charter of UBB, as amended.

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“UBB Board” means the Board of Directors of UBB.

“UBB Common Stock” means the common stock of UBB.

“UBB Loan Property” has the meaning set forth in Section 5.2(p).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

ARTICLE II

THE MERGERS AND RELATED MATTERS

2.1           The Mergers; Surviving Entities.

(a)          The Mergers. Subject to the terms and conditions of this Agreement, and pursuant to the applicable provisions of the CGCL and the CFC, federal law and, to the extent applicable, the rules and regulations promulgated by the DBO, and the Federal Reserve Board, at the Effective Time, FULB shall be merged with and into BHC, with BHC as the surviving corporation. Subject to the terms and conditions of this Agreement, and pursuant to the applicable provisions of the CGCL and the CFC, federal law and, to the extent applicable, the rules and regulations promulgated by the DBO and FDIC, immediately following the Merger Effective Time, UBB shall be merged with and into BAY, with BAY as the surviving bank.

(b)          Surviving Entities. Upon the consummation of the Merger, the separate corporate existence of FULB shall cease and BHC shall continue as the surviving entity under the laws of the State of California. The name of “BayCom Corp.” as the surviving entity of the Merger shall remain “BayCom Corp.” From and after the Effective Time, BHC, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of FULB. Upon the consummation of the Bank Merger, the separate corporate existence of UBB shall cease and BAY shall continue as the surviving entity under the laws of the State of California. The name of “Bay Commercial Bank” as the surviving entity of the Bank Merger shall remain “Bay Commercial Bank. From and after the Bank Merger Effective Time, BAY, as the surviving entity of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of UBB.

(c)          Articles of Incorporation and Bylaws of the Surviving Entities. The Articles of Incorporation and Bylaws of BHC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of BHC, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law. The Articles of Incorporation and Bylaws of BAY, as in effect immediately prior to the Bank Merger Effective Time, shall be the Articles of Incorporation and Bylaws of BAY, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law

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(d)          Directors and Officers of the Surviving Entities. The directors and officers of BHC immediately prior to the Effective Time shall be the directors and officers of BHC, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected, and the directors and officers of BAY immediately prior to the Bank Merger Effective Time shall be the directors and officers of BAY, as the surviving corporation of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected, provided, however, that the BHC Board shall take all actions legally necessary to cause the number of directors that will comprise the full BHC Board promptly after the Effective Time to be increased by two (2), which two (2) vacancies shall be filled by Malcolm Hotchkiss and Rocco Davis (the “New BHC Directors”). If either of the New BHC Directors do not accept the appointment to the BHC Board, then the vacancy shall be filled from other members of the FULB Board or UBB Board, as chosen by BAY.

2.2           Filing of Agreement of Merger. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, BHC and FULB will file, or cause to be filed, with the California Secretary of State an agreement of merger in substantially the form of Annex C to this Agreement, effecting the Merger, and the Merger shall become effective at that time (the “Effective Time”). Immediately following the Effective Time, BAY and UBB will file, or cause to be filed, with the California Secretary of State and DBO an agreement of merger, effecting the Bank Merger, and the Bank Merger shall become effective at that time (the “Bank Merger Effective Time”).

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

3.1           Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of FULB:

(a)          Effect on FULB Common Stock. Each share of FULB Common Stock (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the following (the “Per Share Merger Consideration”):

(i)          $13.50 in cash (the “Per Share Cash Consideration”); and

(ii)         0.9733 shares of BHC Common Stock (the “Per Share Stock Consideration”).

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At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of FULB Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) formerly representing any of the Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)          Effect on BHC Common Stock. The shares of BHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be converted or otherwise affected by the Merger.

(c)          No Effect on Capital Stock of BAY. The Merger shall have no effect on the capital stock of BAY.

(d)          Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(e)          Dissenting Shares. Any shares of FULB Common Stock or BHC Common Stock held by a Person who dissents from the Merger in accordance with the provisions of applicable law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. The Per Share Merger Consideration for any Dissenting Share shall be paid over to BHC by the Exchange Agent pending the determination as to the rights of any Dissenting Share to consideration under applicable laws.

(f)           Tax Adjustment. If the Merger fails to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then BHC shall reduce the Per Share Cash Consideration (and increase the Per Share Stock Consideration accordingly) to the minimum extent necessary to enable the Merger to meet the requirements for reorganization under Section 368(a) of the Code. The number of shares of BHC Common Stock by which the Per Share Stock Consideration will be increased will be equal to the amount by which the Per Share Cash Consideration is reduced divided by Bay Closing Book Value Per Share.

3.2           Exchange of Certificates.

(a)          Exchange Agent. At the Effective Time, BHC shall make available or cause to be made available to an exchange agent selected by BHC with FULB’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), amounts in cash and BHC Common Stock sufficient in order for the Exchange Agent to distribute the Per Share Merger Consideration (the “Exchange Fund”). The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by BHC; provided that such investments shall be in a bank account of a federally insured depository institution or in short term (90 days or less) obligations of or guaranteed by the United States of America. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1 shall be promptly returned to BHC.

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(b)          Exchange Procedures. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), BHC shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of shares of BHC Common Stock (a “Record Holder”) (other than holders of Excluded Shares and Dissenting Shares) represented by Certificates: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(g)) to the Exchange Agent, such customary letter of transmittal to be in such form and have such other provisions as BAY and FULB may reasonably agree; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(g)) in exchange for the Per Share Merger Consideration. Upon surrender of the Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for each share of FULB Common Stock represented by such surrendered Certificates: (i) the Per Share Stock Consideration, if any, which such Record Holder has the right to receive pursuant to Section 3.1(a)(ii) hereof; and (ii) the Per Share Cash Consideration which the Record Holder has the right to receive pursuant to Section 3.1(a)(i) hereof (after giving effect to any required Tax withholdings as provided in Section 3.3), with any amount of less than one cent being rounded up to the nearest whole number. Certificates so surrendered shall be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. BHC and BAY shall be entitled to rely upon the stock transfer books of FULB to establish the identity of those persons entitled to receive the Per Share Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, BHC shall be entitled to deposit the Per Share Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(c)          Distributions with Respect to Unexchanged Shares. All shares of BHC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by BHC in respect of the BHC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the BHC Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.2(g)) is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.2(g)), there shall be issued and/or paid to the holder of the certificates representing whole shares of BHC Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of BHC Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BHC Common Stock with a record date at or after the Effective Time and a payment date subsequent to the time of such surrender.

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(d)          Transfers. The Per Share Merger Consideration delivered in accordance with the terms of this Article III upon the surrender of the Certificates shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article III). At the Effective Time, holders of Certificates shall cease to have rights with respect to FULB Common Stock previously represented by such Certificates, and such holders’ sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration in respect of the shares represented thereby. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of FULB of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to BHC or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article III.

(e)          Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of BHC Common Stock will be issued in respect of a holder’s Shares. In lieu thereof, any holder of Shares entitled to receive a fractional share of BHC Common Stock but for this Section 3.2(e) shall be entitled to receive a cash payment, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such fractional share interest times (ii) BAY Closing Book Value Per Share. All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to three decimal places.

(f)           Termination of Exchange Fund. Any portion of the Exchange Fund (including cash, certificates representing shares of BHC Common Stock and the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of FULB for 180 days after the Effective Time (or such other time as shall be expressly provided in the agreement with the Exchange Agent with respect to the Exchange Fund), shall be delivered to BHC. Any holder of Shares (other than Excluded Shares and Dissenting Shares) that has not theretofore complied with this Article III shall, after any remaining portion of the Exchange Fund has been delivered to BHC, thereafter look only to BHC for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 3.3) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of BHC, BAY, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

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(g)          Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by BHC, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by BHC as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will distribute the Per Share Merger Consideration with respect to each Share represented by such lost, stolen or destroyed Certificate.

3.3           Withholding Rights. Each of BHC, BAY and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of FULB Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by BHC, BAY or Exchange Agent, such withheld amounts (i) shall be timely remitted by BHC or BAY to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of FULB Common Stock in respect of which such deduction and withholding was made by BHC or BAY, as the case may be.

ARTICLE IV

ACTIONS PENDING THE MERGER

4.1           Forbearances by FULB and UBB. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction or as Previously Disclosed or as reasonably requested by BAY, without the prior written consent of BAY (which such consent shall not be unreasonably withheld or delayed), each of FULB and UBB shall not:

(a)          Ordinary Course. Conduct its respective business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b)          Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or other Rights (other than the issuance of common stock upon exercise of stock options outstanding on the date of this Agreement in accordance with their respective terms), (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

(c)          Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

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(d)          Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.1(d) of the Disclosure Schedule, enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers).

(e)          Hiring. Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)           Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan, grant, award or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.

(g)          Dispositions. Except in the ordinary course of business, (i) sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that, in the aggregate, exceeds $50,000; or (ii) sell, transfer, mortgage, license, encumber or otherwise dispose of any assets, rights, deposits, business or properties at a price that is less than the book value as of September 30, 2016.

(h)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), deposits or properties of any other Person.

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(i)           Capital Expenditures. Other than in accordance with binding commitments existing on the date hereof as Previously Disclosed, other than capital expenditures in the ordinary course of business consistent with past practice, and other than capital expenditures Previously Disclosed, make any capital expenditures in amounts not exceeding $25,000 per project or $100,000 in the aggregate except for emergency repairs or replacements.

(j)           Governing Documents. Amend its articles or certificate of incorporation, bylaws or any other governing documents or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than (i) as may be required by changes in laws, regulations or GAAP, (ii) for tax purposes or (iii) to take advantage of any beneficial tax or accounting methods.

(l)           Contracts. Enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or real or personal property leases or waive, release, relinquish or assign any Material Contract or real or personal property lease (or any rights thereunder), other than (i) as otherwise permitted under this Agreement, (ii) in the ordinary course of business consistent with past practice or (iii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.

(m)         Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $10,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n)          Banking Operations. Enter into any new line of business; introduce any significant new products or services; materially change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o)          Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p)          Derivatives Contracts. Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

(q)          Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, FHLB advances, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

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(r)           Investment Securities. Acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any (i) Equity Investment, or (ii) debt security, in each case other than in the ordinary course of business consistent with past practice.

(s)          Loans. Except to satisfy contractual obligations existing as of the date hereto, (i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated (collectively, “Loans”) in a manner that is inconsistent with its ordinary course of business, inconsistent with its lending policies and procedures in effect as of the date of this Agreement, or in the case of a modification or renewal would reduce the outstanding unpaid principal, interest, and other amounts owed under the Loan prior to its modification or renewal; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any directors, officers, employees or any of its Affiliates; or (iv) enter into any Loan securitization or create any special purpose funding entity. For any new Loan to be originated by UBB or renewal in a principal amount such that the total loans outstanding to such borrower, including unfunded commitments would be, in excess of $2,500,000, prior to committing to extend or renew such Loan, UBB shall provide BAY with a copy of the loan underwriting analysis and credit memo of UBB with respect to the proposed Loan (the “Loan Package”). UBB shall consider any comments that may be raised by BAY within forty-eight (48) hours of BAY’s receipt of the Loan Package. If BAY fails to respond to UBB within forty-eight (48) hours after receipt by BAY of the Loan Package, BAY shall be deemed to have no comments on such Loan.

(t)           Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)          Adverse Actions. Knowingly take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated set forth in Section 7.2 not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, except, in each case, as may be required by applicable law or regulation.

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(v)          Tax Elections. Except as expressly contemplated by this Agreement, make or change any material Tax election, settle or compromise any of its material Tax liabilities, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of its Taxes, enter into any closing agreement with respect to any material amount of its Taxes or surrender any right to claim a material amount of its Tax refund, adopt or change any method of accounting with respect to its Taxes, or file any amended Tax Return.

(w)         Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares (“Antitakeover Law”) or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x)          Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary other than (i) compensation in the ordinary course of business consistent with past practice, (ii) loans, subject to subsection 4.1(s), or (iii) deposit transactions.

(y)          Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies and the ordinary course of business consistent with past practices and otherwise consistent with general economic and competitive conditions in UBB’s market area.

(z)          Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

4.2           Forbearances of BAY. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction or as Previously Disclosed, without the prior written consent of FULB (which such consent shall not be unreasonably withheld or delayed), BAY shall not:

(a)          Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b)          Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights (other than the issuance of common stock upon exercise of stock options outstanding on the date of this Agreement in accordance with their respective terms) other than shares of BAY Common Stock issued to the BHC in the bank holding company reorganization, (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock other than shares issued to the BHC in the bank holding company reorganization or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

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(c)          Dividends; Share Issuances. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, or redeem any shares of its capital stock.

(d)           Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.2(d) of the Disclosure Schedule, enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers).

(e)          Hiring. Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)           Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan, grant, award or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.

(g)          Dispositions. Except in the ordinary course of business, (i) sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that, in the aggregate, exceeds $100,000; or (ii) sell, transfer, mortgage, license, encumber or otherwise dispose of any assets, rights, deposits, business or properties at a price that is less than the book value as of September 30, 2016.

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(h)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), deposits or properties of any other Person.

(i)           Capital Expenditures. Other than in accordance with binding commitments existing on the date hereof, other than capital expenditures in the ordinary course of business consistent with past practice, and other than capital expenditures Previously Disclosed, make any capital expenditures in amounts not exceeding $50,000 per project or $100,000 in the aggregate except for emergency repairs or replacements.

(j)           Governing Documents. Amend its articles or certificate of incorporation, bylaws or any other governing documents or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than (i) as may be required by changes in laws, regulations or GAAP, (ii) for tax purposes or (iii) to take advantage of any beneficial tax or accounting methods.

(l)           Contracts. Enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or real or personal property leases or waive, release, relinquish or assign any Material Contract or real or personal property lease (or any rights thereunder), other than (i) as otherwise permitted under this Agreement, (ii) in the ordinary course of business consistent with past practice, or (iii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.

(m)         Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $25,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n)          Banking Operations. Enter into any new line of business; introduce any significant new products or services; materially change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

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(o)          Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p)          Derivatives Contracts. Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

(q)          Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, FHLB advances, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)           Investment Securities. Acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any (i) Equity Investment, or (ii) debt security other than in the ordinary course of business consistent with past practice.

(s)          Loans. Except to satisfy contractual obligations existing as of the date hereto, (i) Make, renew or otherwise modify any Loans in a manner that is inconsistent with its ordinary course of business, inconsistent with its lending policies and procedures in effect as of the date of this Agreement, or in the case of a modification or renewal would reduce the outstanding unpaid principal, interest, and other amounts owed under the Loan prior to its modification or renewal; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any directors, officers, employees or any of its Affiliates; or (iv) enter into any Loan securitization or create any special purpose funding entity. For any new Loan to be originated by BAY or renewal in a principal amount such that the total loans outstanding to such borrower, including unfunded commitments would be, in excess of $5,000,000, prior to committing to extend or renew such Loan, BAY shall provide UBB with a copy of the loan underwriting analysis and credit memo of BAY with respect to the proposed Loan (the “Loan Package”). BAY shall consider any comments that may be raised by UBB within forty-eight (48) hours of UBB’s receipt of the Loan Package. If UBB fails to respond to BAY within forty-eight (48) hours after receipt by UBB of the Loan Package, UBB shall be deemed to have no comments on such Loan.

(t)           Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

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(u)          Adverse Actions. Knowingly take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated set forth in Section 7.3 not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, except, in each as may be required by applicable or regulation.

(v)          Tax Elections. Except as expressly contemplated by this Agreement, make or change any material Tax election, settle or compromise any of its material Tax liabilities, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of its Taxes, enter into any closing agreement with respect to any material amount of its Taxes or surrender any right to claim a material amount of its Tax refund, adopt or change any method of accounting with respect to its Taxes, or file any amended Tax Return.

(w)         Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of Antitakeover Law or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x)          Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary other than (i) compensation in the ordinary course of business consistent with past practice, (ii) loans, subject to subsection 4.2(s), or (iii) deposit transactions.

(y)          Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies and the ordinary course of business consistent with past practices and otherwise consistent with general economic and competitive conditions in BAY’s market area.

(z)          Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1           Disclosure Schedules. On or prior to the date hereof, FULB and UBB have delivered to BAY, and BAY has delivered to FULB and UBB, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article IV or Article VI. Any information disclosure in any section of such party’s Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement

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5.2           Representations and Warranties of FULB and UBB. FULB and UBB hereby jointly and severally represent and warrant to BAY that, except as Previously Disclosed:

(a)          Organization, Standing and Authority. UBB is a federally chartered savings bank duly organized and validly existing under the laws of the United States that is duly authorized by the OCC to conduct business as a federal savings bank. UBB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of UBB to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. UBB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of UBB to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The deposit accounts of UBB are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and UBB has paid all deposit insurance premiums and assessments required by applicable laws and regulations. FULB is a corporation duly organized and validly existing under the laws of the State of California. FULB is duly registered as a savings and loan holding company under HOLA. FULB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of FULB to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The copies of the UBB Charter, the FULB Articles, the UBB Bylaws, the FULB Bylaws, and the other governing documents of UBB and FULB which have been previously made available to BAY are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of UBB and FULB contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as the shareholders of UBB and FULB through the date hereof.

(b)          FULB Capital Structure.

(i)          The authorized capital stock of UBB consists of (i) 1,000 shares of UBB Common Stock, $100 par value per share, all of which are issued and outstanding. UBB does not have any other shares of capital stock authorized, designated, issued or outstanding. FULB is the record holder of all of the issued and outstanding shares of UBB Common Stock. All outstanding shares of UBB’s capital stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the UBB Charter, the UBB Bylaws or any agreement to which UBB is a party, and (ii) have been offered, sold, issued and delivered by UBB in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of UBB capital stock.

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(ii)         The authorized capital stock of FULB consists of (i) 10,000,000 shares of FULB Common Stock, no par value per share, of which 1,409,938 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of the date hereof. FULB does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of FULB’s capital stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the FULB Articles, the FULB Bylaws or any agreement to which FULB is a party, and (ii) have been offered, sold, issued and delivered by FULB in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of FULB capital stock.

(iii)        Neither FULB nor UBB currently has in place any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(iv)        There are no Rights or agreements obligating FULB or UBB to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any FULB capital stock or any capital stock or equity or other ownership interest of FULB or obligating FULB to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. There are no outstanding or authorized stock options, stock appreciation, phantom stock, profit participation, or other similar rights with respect to either FULB or UBB.

(v)         Except for the FULB Non-Competition and Voting Agreements, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of FULB to which FULB is a party, by which FULB is bound, or of which FULB has knowledge, or (ii) agreements or understandings to which FULB is a party, by which FULB is bound, or of which FULB has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any FULB capital stock. There are no Rights or agreements obligating either FULB or UBB to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any FULB or UBB capital stock or any capital stock or equity or other ownership interest of FULB or UBB or obligating FULB or UBB to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right.

(c)          Subsidiaries. FULB owns all of the issued and outstanding shares of UBB and does not own, beneficially, directly or indirectly, any other Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind. UBB does not own, beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

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(d)          Corporate Power. Each of FULB and UBB has the corporate power and authority to carry on its respective business as it is now being conducted and to own all its properties and assets; and each of FULB and UBB has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(e)          Corporate Authority.

(i)          Subject to receipt of the Requisite Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of each of FULB and UBB on or prior to the date hereof and will remain in full force and effect through the Closing. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of FULB and UBB and, assuming due authorization, execution and delivery by BAY and BHC, this Agreement is a valid and legally binding obligation of each of FULB and UBB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)         The FULB Board and the UBB Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, FULB, UBB and its respective shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that FULB’s shareholders approve and adopt this Agreement.

(f)           Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FULB, UBB or any of their Affiliates in connection with the execution, delivery or performance by FULB and UBB of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by the DBO, the Federal Reserve Board and the OCC, as may be required, (B) the filing of an application for, and the issuance of, a permit as contemplated by Section 6.15 herein, (C) filings of applications and notices with certain states and the receipt of all necessary state securities and “Blue Sky” permits or approvals, and (D) the filing of the agreement of merger with the California Secretary of State with respect to the Merger and the filing of the Bank Merger agreement with the California Secretary of State and the DBO with respect to the Bank Merger.

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(g)          No Conflict. The execution and delivery by each of FULB and UBB of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of the FULB Articles, the UBB Charter, the FULB Bylaws, the UBB Bylaws any provision of applicable federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approval), and (i) except as set forth in Schedule 5.2(g) of the Disclosure Schedule, do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which FULB, or any of its subsidiaries is a party or by which any of them is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which FULB or UBB, or any of their subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of FULB, UBB, or any of their subsidiaries.

(h)          Financial Statements; Material Adverse Effect.

(i)          FULB has previously made available to BAY accurate and complete copies of the FULB Financial Statements. The FULB Financial Statements as of and for the fiscal years ended September 30, 2015 and 2014 are accompanied by the audit report of Crowe Horwath, LLP. The FULB Financial Statements fairly present in all material respects, the financial condition of FULB as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows (if applicable) of FULB for the respective periods or as of the respective dates set forth therein.

(ii)         The FULB Financial Statements have been, and are being, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.

(iii)        Since October 1, 2015, neither FULB nor UBB has incurred any liability other than in the ordinary course of business consistent with past practice, except (i) as Previously Disclosed, (ii) liabilities properly accrued or reserved against in the consolidated balance sheet of FULB as of October 1, 2015, (iii) liabilities and obligations incurred since October 1, 2015 in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that are not material to FULB and UBB, taken as a whole, and (iv) any liabilities and obligations incurred with respect to the transactions contemplated by this Agreement.

(iv)        Except as Previously Disclosed, since October 1, 2015, (A) each of FULB and UBB has conducted its business in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to FULB and UBB.

(v)         No agreement pursuant to which any loans or other assets have been or shall be sold by FULB or UBB entitled the buyer of such loans or other assets to cause FULB or UBB to repurchase such loan or other asset or the buyer to pursue any other form of recourse against FULB or UBB. All cash, stock or other dividends or any other distribution with respect to the capital stock of FULB or UBB that has been declared, set aside or paid since October 1, 2015 has been Previously Disclosed. Since October 1, 2015, no shares of capital stock of FULB or UBB have been purchased, redeemed or otherwise acquired, directly or indirectly, by FULB or UBB and no agreements have been made by FULB or UBB to do any of the foregoing.

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(i)           Legal Proceedings. Except as set forth in Schedule 5.2(i) of the Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against FULB or UBB, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to FULB or UBB, and, to the knowledge of FULB and UBB, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. None of FULB, UBB, nor any of their respective properties owned by FULB or UBB, is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to FULB or UBB.

(j)           Regulatory Matters.

(i)          Each of FULB and UBB has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and FULB and UBB have previously made available to BAY accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examinations of FULB and UBB by the appropriate Governmental Authorities, neither FULB nor UBB was required to correct or change any action, procedure or proceeding which either FULB or UBB believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FULB or UBB.

(ii)         None of FULB, UBB or any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, except in the normal course of business, has either FULB or UBB adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Each of FULB and UBB has paid all assessments made or imposed by any Governmental Authority.

(iii)        Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2014 or has pending any proceeding, enforcement action or, to the knowledge of FULB or UBB, investigation or inquiry into the business, operations, policies, practices or disclosures of FULB or UBB (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of FULB or UBB), or, to the knowledge of FULB or UBB, threatened any of the foregoing.

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(iv)        FULB and UBB are “well-capitalized” as defined by applicable laws and regulations. The most recent regulatory rating given to UBB as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of UBB with respect to Community Reinvestment Act compliance, UBB has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of UBB, threatened with respect to any violations of consumer fair lending laws or regulations.

(k)          Compliance With Laws. Except as Previously Disclosed, each of FULB and UBB:

(i)          is and at all times since December 31, 2014 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)         has and at all times since December 31, 2014 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; and all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of FULB and UBB, no suspension or cancellation of any of them is pending or threatened;

(iii)        has received, since December 31, 2014, no notification or communication from any Governmental Authority (A) asserting that FULB or UBB is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of FULB or UBB, do any grounds for any of the foregoing exist); and

(iv)        has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, has designed disclosure controls and procedures to ensure that material information is made known to the management of FULB and UBB on no less than a quarterly basis, and has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

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(l)           Material Contracts; Defaults.

(i)          Except as Previously Disclosed, neither FULB nor UBB is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of either FULB or UBB to indemnification from FULB or UBB, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of FULB or UBB, (G) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $50,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (I) which provides for the payment by FULB or UBB of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by FULB or UBB, (K) which materially restricts the conduct of any business by FULB or UBB or limits the freedom of FULB or UBB to engage in any line of business in any geographic area (or would so restrict FULB or UBB after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires FULB or UBB to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which is with respect to, or otherwise commits FULB or UBB to do, any of the foregoing, or (M) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “FULB Material Contracts”).

(ii)         To the knowledge of FULB and UBB, each FULB Material Contract is valid and binding on FULB and/or UBB and is in full force and effect (other than due to the ordinary expiration thereof) and is valid and binding on the other parties thereto. None of FULB, UBB or, to the knowledge of FULB and/or UBB, any other parties thereto, is in material default under any FULB Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by FULB or UBB is currently outstanding.

(iii)        All outstanding loans from FULB or UBB to its officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

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(m)         No Brokers. Other than for financial advisory services performed for FULB by FIG Partners pursuant to an agreement dated November 4, 2016 and provided to BAY, no action has been taken by FULB or UBB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby. The board of directors of FULB has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of FIG Partners, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration to be received by the holders of FULB common stock in the Merger is fair, from a financial point of view, to such holders.

(n)          Employee Benefit Plans.

(i)          Schedule 5.2(n)(i) lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of FULB and/or UBB and current or former directors or independent contractors of FULB and/or UBB, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “FULB Benefit Plans”). FULB and UBB have previously made available to BAY true and complete copies of (A) all FULB Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any FULB Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each FULB Benefit Plan; (C) for each FULB Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of an FULB Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which FULB is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each FULB Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each FULB Benefit Plan; (F) the most recent actuarial report, if any relating to each FULB Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each FULB Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

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(ii)         Each FULB Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such FULB Benefit Plan is maintained. Each FULB Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and FULB is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither FULB nor UBB has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, an FULB Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such FULB Benefit Plan. There is no material pending or, to either FULB’s or UBB’s knowledge, threatened litigation relating to the FULB Benefit Plans. Neither FULB nor UBB has engaged in a transaction with respect to any FULB Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any FULB Benefit Plan. No FULB Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)        No liability under Title IV of ERISA has been or is expected to be incurred by either FULB or UBB with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with FULB under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither FULB nor UBB has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)        All contributions required to be made under the terms of any FULB Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither FULB nor UBB has provided, nor is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)         Except as set forth on Schedule 5.2(n)(v) of the Disclosure Schedule, neither FULB nor UBB has any obligations for retiree health and life benefits under any FULB Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. FULB may amend or terminate any such FULB Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to an FULB Benefit Plan that could subject either FULB or UBB to a material tax under Section 4980B of the Code.

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(vi)        Except as set forth on Schedule 5.2(n)(vi) of the Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of FULB or UBB to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the FULB Benefit Plans, (C) result in any breach or violation of, or a default under, any of the FULB Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by FULB under Section 162(m) of the Code when paid.

(vii)       All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)      No FULB Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)         Each FULB Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(o)          Labor Matters. Except as set forth on Schedule 5.2(o), neither FULB nor UBB is a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either FULB or UBB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either FULB or UBB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to either FULB’s or UBB’s knowledge, threatened, nor, to either FULB’s or UBB’s knowledge, are any employees of FULB or UBB seeking to certify a collective bargaining unit or engaging in other organizational activity. Since January 1, 2015, FULB and UBB have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

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(p)          Environmental Matters. To the knowledge of FULB and UBB, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on FULB or UBB any liability or obligation arising under any Environmental Laws pending or threatened against FULB or UBB, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FULB or UBB. To the knowledge of FULB and UBB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FULB or UBB. To the knowledge of FULB and UBB, each of FULB and UBB is in compliance in all material respects with applicable Environmental Laws. To the knowledge of FULB and UBB, no real property (including buildings or other structures) currently or formerly owned or operated by FULB or UBB, or any property in which FULB or UBB has held a security interest, Lien or a fiduciary or management role (“UBB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to FULB or UBB. Neither FULB nor UBB could be deemed the owner or operator of, nor has either participated in the management regarding Hazardous Substances of, any UBB Loan Property or any property of UBB which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to FULB or UBB. To the knowledge of UBB, UBB does not have any liability for any Hazardous Substance disposal or contamination on any third party property. To the knowledge of FULB and UBB, none of FULB, UBB, or any Person whose liability UBB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither FULB nor UBB is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To the knowledge of FULB and UBB, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving FULB, UBB, any currently or formerly owned or operated property, any UBB Loan Property, or, to FULB’s and UBB’s knowledge, any Person whose liability FULB or UBB has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against FULB or UBB, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any UBB Loan Property or property of FULB or UBB. Each of FULB and UBB has made available to BAY true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to FULB or UBB and any currently or formerly owned or operated property.

(q)          Tax Matters.

(i)          Each of FULB and UBB has timely filed all Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

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(ii)         All material Taxes required to be paid or remitted by FULB or UBB on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, sufficiently reserved in the FULB Financial Statements in accordance with GAAP.

(iii)        Each of FULB and UBB and its respective officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(iv)        Each of FULB and UBB has not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)         To each of FULB’s and UBB’s knowledge, neither has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vi)        The unpaid Taxes of FULB and UBB (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on FULB’s balance sheet dated September 30, 2016 and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FULB and UBB in filing their Tax Returns.

(vii)       Neither FULB nor UBB is currently the beneficiary of any extension of time within which to file any Tax Returns.

(viii)      There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FULB or UBB.

(ix)         No Tax actions by any Governmental Authority are pending or being conducted with respect to FULB or UBB.

(x)          Neither FULB nor UBB has received from any taxing authority (including jurisdictions in which neither FULB nor UBB has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against FULB or UBB.

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(xi)         Except as Previously Disclosed, neither FULB nor UBB is a party to or bound by any tax sharing agreement.

(xii)        Except as Previously Disclosed and except for the affiliated group of which FULB is parent, neither FULB nor UBB has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.

(xiii)       Neither FULB nor UBB is currently liable, nor does FULB or UBB have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

(xiv)      Neither FULB nor UBB has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xv)       Neither FULB nor UBB has been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(xvi)      Neither FULB or UBB will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax law, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (F) other action taken prior to the Closing Date.

(r)           Risk Management Instruments. Except as Previously Disclosed, neither FULB nor UBB is a party to, nor has it agreed to enter into, a Derivatives Contract.

(s)          Loans; Nonperforming and Classified Assets.

(i)          Except as Previously Disclosed, each Loan on the books and records of UBB was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of FULB and UBB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

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(ii)         UBB has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is [60] or more days delinquent in payment of principal or interest, or to the knowledge of UBB, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by UBB, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of UBB or an Affiliate of UBB.

(iii)        UBB has Previously Disclosed a list and description of all loan participations entered into between UBB and any third party which are reflected on the books and records of UBB. A true and complete copy of each document relating to each loan participation has been made available to BAY, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

(t)           Properties. All real property owned or leased by FULB or UBB has been Previously Disclosed. With respect to such real property that is owned by FULB or UBB, FULB or UBB, as applicable, has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to BAY, (iii) survey imperfections set forth in surveys of such properties delivered to BAY or (iv) as Previously Disclosed. With respect to such real property that is leased by either FULB or UBB, FULB or UBB has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof). Except as set forth on Schedule 5.2(t) of the Disclosure Schedule: each of FULB and UBB has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to BAY; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date. To the knowledge of FULB and UBB, none of FULB, UBB and the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto; other than as set forth on Schedule 5.2(t), the transactions contemplated hereby will not require the consent of any landlord under any such lease; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, FULB or UBB has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that FULB’s and/or UBB’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided neither FULB nor UBB is in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods. All real and personal property owned by either FULB or UBB or presently used by either FULB or UBB in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. FULB and UBB have good and marketable and insurable title, free and clear of all Liens to all of its respective material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and (iii) as Previously Disclosed. All personal property which is material to FULB’s and UBB’s business and leased or licensed by FULB and/or UBB is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

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(u)          Intellectual Property. Except as Previously Disclosed, FULB and UBB own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in their respective businesses, free and clear of any material Liens, all of which have been Previously Disclosed by FULB and UBB, and neither FULB nor UBB has received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of FULB and UBB, the operation of the businesses of FULB and UBB does not infringe or violate the intellectual property of any third party. FULB and UBB have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(v)          Fiduciary Accounts. Each of FULB and UBB has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. To the knowledge of FULB and UBB, neither FULB, UBB nor any of its respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w)         Books and Records. The books, records, systems, data and information of FULB and UBB (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of FULB and UBB and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FULB and UBB (including all means of access thereto and therefrom).

(x)          Insurance. FULB and UBB have Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by FULB and/or UBB. Each of FULB and UBB is insured with reputable insurers against such risks and in such amounts as the management of FULB and UBB have reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by FULB and UBB are in full force and effect; neither FULB nor UBB is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(y)          Allowance For Loan Losses. UBB’s allowance for loan losses is in compliance with UBB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, the Financial Accounting Standards Board and applicable bank regulatory agencies and is adequate under all such standards.

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(z)          Transactions With Affiliates. Except as set forth on Schedule 5.2(z), there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of FULB or UBB, or any Affiliate of FULB or UBB, relating to, arising from or affecting FULB or UBB, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of FULB or UBB, with or without adequate compensation, in any amount whatsoever.

(aa)         Material Facts. The representations and warranties contained in this Section 5.2, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.

5.3           Representations and Warranties of BAY. BAY represents and warrants to FULB and UBB that, except as previously disclosed:

(a)          Organization, Standing and Authority. BAY is a bank duly organized and validly existing under the laws of the State of California that is duly authorized by the DBO to conduct business as a commercial bank. BAY is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of BAY to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. BAY has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of BAY to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The deposit accounts of BAY are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and BAY has paid all deposit insurance premiums and assessments required by applicable laws and regulations. BHC is a corporation duly organized and validly existing under the laws of the State of California and will be duly registered as a bank holding company under the BHCA. The copies of the BAY Articles, BHC Articles, BAY Bylaws and BHC Bylaws, and the other governing documents of BAY and BHC which have been previously made available to FULB are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of BAY contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as the shareholders of BAY through the date hereof.

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(b)          Capital Structure.

(i)          The authorized capital stock of BAY consists of (i) 100,000,000 shares of BAY Common Stock, of which 5,472,426 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. BAY does not have any other shares of capital stock authorized, designated, issued or outstanding. Following the bank holding company reorganization, BHC will be the record holder of all of the issued and outstanding shares of BAY Common Stock. All outstanding shares of BAY’s capital stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the BAY Articles, the BAY Bylaws or any agreement to which BAY is a party, and (ii) have been offered, sold, issued and delivered by BAY in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of BAY capital stock.

(ii)         The authorized capital stock of BHC consists of (i) 100,000,000 shares of BHC Common Stock, of which 100 shares will be issued and outstanding following the bank holding company reorganization, and (ii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. BHC does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of BHC’s capital stock (i) will be duly authorized and validly issued and will be fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the BHC Articles, the BHC Bylaws or any agreement to which BHC is a party, and (ii) will be offered, sold, issued and delivered by BHC in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of BHC capital stock.

(iii)        Other than the BAY Equity Incentive Plan, neither BAY nor BHC has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(iv)        Schedule 5.3(b)(iv) of the Disclosure Schedule lists each restricted stock grant and the terms thereof outstanding under the BAY Equity Incentive Plan. Other than such grants, there are no Rights or agreements obligating BAY to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any BAY capital stock or any capital stock or equity or other ownership interest of BAY or obligating BAY to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. Other than the restricted stock grants, there are no outstanding or authorized stock option, stock appreciation, phantom stock, profit participation, or other similar rights with respect to BAY.

(v)         There are no Rights or agreements obligating BAY to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any BAY capital stock or any capital stock or equity or other ownership interest of BAY or obligating BAY to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right.

(c)          Subsidiaries. Following the bank holding company reorganization, BHC will own all of the issued and outstanding shares of BAY and will not own, beneficially, directly or indirectly, any other Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind. BAY does not own, beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

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(d)          Corporate Power. BAY has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; BAY has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(e)          Corporate Authority.

(i)          Subject to the receipt of the Requisite Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BAY on or prior to the date hereof and will remain in full force and effect through the Closing. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of BAY and BHC and, assuming due authorization, execution and delivery by FULB and UBB, this Agreement is a valid and legally binding agreement of each of BAY and BHC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)         The BAY Board and BHC Board, by a unanimous vote thereof, have adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, BAY, BHC and their respective shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that BAY’s shareholders approve and adopt this Agreement.

(f)           Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BAY, BHC or any of their Affiliates in connection with the execution, delivery or performance by BAY and BHC of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by the DBO, the Federal Reserve Board and the OCC, as may be required, (B) the filing of an application for, and the issuance of, a permit as contemplated by Section 6.15 herein, (C) filings of applications and notices with certain states and the receipt of all necessary state securities and “Blue Sky” permits or approvals, and (D) the filing of the agreement of merger with the California Secretary of State with respect to the Merger and the filing of the Bank Merger agreement with the California Secretary of State and the DBO with respect to the Bank Merger.

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(g)          No Conflict. The execution and delivery by each of BAY and BHC of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of the BAY Articles, BHC Articles, BAY Bylaws, BHC Bylaws, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approval) and (ii) except as set forth in Schedule 5.3(g), do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which BAY is a party or by which it is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which BAY, is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of BAY.

(h)          Financial Statements; Material Adverse Effect.

(i)          BAY has previously made available to FULB and UBB accurate and complete copies of the BAY Financial Statements. The BAY Financial Statements as of and for the years ended December 31, 2015 and 2014 are accompanied by the audit report of Moss Adams. LLP, The BAY Financial Statements fairly present in all material respects, the financial condition of BAY as of the respective dates set forth therein, and the results of operations, changes in shareholders’ equity and cash flows (if applicable) of BAY for the respective periods or as of the respective dates set forth therein.

(ii)         The BAY Financial Statements have been, and are being, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. BAY has cash in amount sufficient to pay the aggregate Per Share Cash Consideration.

(iii)        Since January 1, 2016, BAY has not incurred any liability other than in the ordinary course of business consistent with past practice, except (i) as Previously Disclosed, (ii) liabilities properly accrued or reserved against in the consolidated balance sheet of BAY as of January 1, 2016, (iii) liabilities and obligations incurred since January 1, 2016 in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that are not material to BAY, and (iv) any liabilities and obligations incurred with respect to the transactions contemplated by this Agreement.

(iv)        Since January 1, 2016, (A) BAY has conducted its business in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to BAY.

(v)         No agreement pursuant to which any loans or other assets have been or shall be sold by BAY entitled the buyer of such loans or other assets to cause BAY to repurchase such loan or other asset or the buyer to pursue any other form of recourse against BAY. All cash, stock or other dividends or any other distribution with respect to the capital stock of BAY that has been declared, set aside or paid since December 31, 2015 has been Previously Disclosed. Since December 31, 2015, no shares of capital stock of BAY have been purchased, redeemed or otherwise acquired, directly or indirectly, by BAY and no agreements have been made by BAY to do any of the foregoing.

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(i)           Legal Proceedings. Except as set forth in Schedule 5.3(i) of the Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against BAY, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to BAY, and, to the knowledge of BAY, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither BAY, nor any of its properties owned by BAY is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to BAY.

(j)           Regulatory Matters.

(i)          BAY has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and BAY has made available to FULB and UBB accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examination of BAY by the appropriate Governmental Authorities, BAY was not required to correct or change any action, procedure or proceeding which BAY believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on BAY.

(ii)         Neither BAY, nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, except in the normal course of business, has BAY adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. BAY has paid all assessments made or imposed by any Governmental Authority.

(iii)        Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2014 or has pending any proceeding, enforcement action or, to the knowledge of BAY, investigation or inquiry into the business, operations, policies, practices or disclosures of BAY (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of BAY), or, to the knowledge of BAY, threatened any of the foregoing.

(iv)        BAY is “well-capitalized” as defined in applicable laws and regulations. The most recent regulatory rating given to BAY as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of BAY with respect to Community Reinvestment Act compliance, BAY has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of BAY, threatened with respect to any violations of consumer fair lending laws or regulations.

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(k)          Compliance With Laws. Except as Previously Disclosed, BAY:

(i)          is and at all times since December 31, 2014 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)         has and at all times since December 31, 2014 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of BAY, no suspension or cancellation of any of them is pending or threatened;

(iii)        has received, since December 31, 2014, no notification or communication from any Governmental Authority (A) asserting that BAY is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of BAY, do any grounds for any of the foregoing exist); and

(iv)        has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, has designed disclosure controls and procedures to ensure that material information is made known to the management of BAY on no less than a quarterly basis, and has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

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(l)           Material Contracts; Defaults.

(i)          Except as Previously Disclosed, BAY is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of BAY to indemnification from BAY, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of BAY, (G) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $50,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (I) which provides for the payment by BAY of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by BAY, (K) which materially restricts the conduct of any business by BAY or limits the freedom of BAY to engage in any line of business in any geographic area (or would so restrict BAY after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires BAY to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which is with respect to, or otherwise commits BAY to do, any of the foregoing, or (M) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “BAY Material Contracts”).

(ii)         To the knowledge of BAY, each BAY Material Contract is valid and binding on BAY and is in full force and effect (other than due to the ordinary expiration thereof) and is valid and binding on the other parties thereto. None of BAY, or, to the knowledge of BAY, any other parties thereto, is in material default under any BAY Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by BAY is currently outstanding.

(iii)        All outstanding loans from BAY to its officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(m)         No Brokers. Other than for financial advisory services performed for BAY by Vining Sparks, LP pursuant to an agreement dated November 2, 2016, as Previously Disclosed, no action has been taken by BAY that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby. The board of directors of BAY has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Vining Sparks, LP, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to BAY shareholders.

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(n)          Employee Benefit Plans.

(i)          Schedule 5.3(n)(i) lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of BAY and current or former directors or independent contractors of BAY, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “BAY Bank Benefit Plans”). BAY has previously made available to FULB and UBB true and complete copies of (A) all BAY Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any BAY Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or the DOL, as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each BAY Benefit Plan; (C) for each BAY Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of a BAY Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which BAY is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each BAY Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each BAY Benefit Plan; (F) the most recent actuarial report, if any relating to each BAY Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each BAY Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii)         Each BAY Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such BAY Benefit Plan is maintained. Each BAY Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and BAY is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. BAY has not has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a BAY Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such BAY Benefit Plan. There is no material pending or, to BAY’s knowledge, threatened litigation relating to the BAY Benefit Plans. BAY has not engaged in a transaction with respect to any BAY Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any BAY Benefit Plan. No BAY Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

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(iii)        No liability under Title IV of ERISA has been or is expected to be incurred by BAY with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with BAY under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). BAY has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)        All contributions required to be made under the terms of any BAY Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. BAY has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)         Except as set forth on Schedule 5.3(n)(v) of the Disclosure Schedule, BAY does not have any obligations for retiree health and life benefits under any BAY Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. BAY may amend or terminate any such BAY Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a BAY Benefit Plan that could subject BAY to a material tax under Section 4980B of the Code.

(vi)        Except as set forth on Schedule 5.3(n)(vi) of the Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of BAY to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the BAY Benefit Plans, (C) result in any breach or violation of, or a default under, any of the BAY Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by BAY under Section 162(m) of the Code when paid.

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(vii)       All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)      No BAY Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)         Each BAY Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(o)          Labor Matters. BAY is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is BAY the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel BAY to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to BAY’s knowledge, threatened, nor, to BAY’s knowledge, are any employees of BAY seeking to certify a collective bargaining unit or engaging in other organizational activity. Since January 1, 2015, BAY has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

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(p)          Environmental Matters. To the knowledge of BAY, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on BAY any liability or obligation arising under any Environmental Laws pending or threatened against BAY, which liability or obligation could have, individually or in the aggregate, a Material Adverse Effect on BAY. To the knowledge of BAY, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BAY. To the knowledge of BAY, BAY is in compliance in all material respects with applicable Environmental Laws. To the knowledge of BAY, no real property (including buildings or other structures) currently or formerly owned or operated by BAY, or any property in which BAY has held a security interest, Lien or a fiduciary or management role (“BAY Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to BAY. BAY could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any BAY Loan Property or any property of BAY which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to BAY. To BAY’s knowledge, BAY has no liability for any Hazardous Substance disposal or contamination on any third party property. Neither BAY, nor to BAY’s knowledge, any Person whose liability BAY has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. BAY is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To BAY’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving BAY, any currently or formerly owned or operated property, any BAY Loan Property, or, to BAY’s knowledge, any Person whose liability BAY has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against BAY, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any BAY Loan Property or property of BAY. BAY has made available to FULB and UBB true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to BAY and any currently or formerly owned or operated property.

(q)          Tax Matters.

(i)          BAY has timely filed all Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete and none of such Tax Returns has been amended.

(ii)         All material Taxes required to be paid or remitted by BAY have been paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, sufficiently reserved in the BAY Financial Statements in accordance with GAAP.

(iii)        BAY and its officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

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(iv)        BAY has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)         To BAY’s knowledge, it has not engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vi)        The unpaid Taxes of BAY (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on the balance sheet dated September 30, 2016 of BAY, and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BAY in filing its Tax Returns.

(vii)       BAY is not currently the beneficiary of any extension of time within which to file any Tax Returns.

(viii)      There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BAY.

(ix)         No Tax actions by any Governmental Authority are pending or being conducted with respect to BAY.

(x)          BAY has not received from any taxing authority (including jurisdictions in which BAY has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against BAY.

(xi)         Except as Previously Disclosed, BAY is not a party to or bound by any tax sharing agreement.

(xii)        Except as Previously Disclosed, BAY has not been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.

(xiii)       BAY is not currently liable, nor does BAY have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

(xiv)      BAY has not ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

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(xv)       BAY has not either been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(xvi)      BAY will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax law, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (F) other action taken prior to the Closing Date.

(r)           Loans; Nonperforming and Classified Assets.

(i)          Except as Previously Disclosed, each Loan on the books and records of BAY was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of BAY, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)         BAY has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is [60] or more days delinquent in payment of principal or interest, or to the knowledge of BAY, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by BAY, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of BAY or an Affiliate of BAY.

(iii)        BAY has Previously Disclosed a list and description of all loan participations entered into between BAY and any third party which are reflected on the books and records of BAY. A true and complete copy of each document relating to each loan participation has been made available to FULB and UBB, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

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(s)          Properties. All real property owned or leased by BAY has been Previously Disclosed. With respect to such real property that is owned by BAY, BAY has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to FULB and UBB, (iii) survey imperfections set forth in surveys of such properties delivered to FULB and UBB or (iv) as Previously Disclosed. With respect to such real property that is leased by BAY, BAY has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof). Except as set forth on Schedule 5.3(s) of the Disclosure Schedule: BAY has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to FULB and UBB; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date. To the knowledge of BAY, BAY is not and the landlord thereunder is not in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto; other than as set forth on Schedule 5.3(s), the transactions contemplated hereby will not require the consent of any landlord under any such lease; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, BAY has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that BAY’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided BAY is not in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods. All real and personal property owned by BAY or presently used by BAY in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. BAY has good and marketable and insurable title, free and clear of all Liens to all of its material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and (iii) as Previously Disclosed. All personal property which is material to BAY’s business and leased or licensed by BAY is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t)           Intellectual Property. Except as Previously Disclosed, BAY owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its business, free and clear of any material Liens, all of which have been Previously Disclosed by BAY, and BAY has not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of BAY, the operation of the business of BAY does not infringe or violate the intellectual property of any third party. BAY has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u)          Fiduciary Accounts. BAY has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. To the knowledge of BAY, neither BAY nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

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(v)          Books and Records. The books, records, systems, data and information of BAY (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of BAY and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BAY (including all means of access thereto and therefrom).

(w)         Insurance. BAY is insured with reputable insurers against such risks and in such amounts as the management of BAY has reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by BAY are in full force and effect; BAY is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x)          Allowance For Loan Losses. BAY’s allowance for loan losses is in compliance with BAY’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, the Financial Accounting Standards Board and applicable bank regulatory agencies and is adequate under all such standards.

(y)          Transactions With Affiliates. Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of BAY or any Affiliate of BAY, relating to, arising from or affecting BAY, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of BAY, with or without adequate compensation, in any amount whatsoever.

(z)          Material Facts. The representations and warranties Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading

ARTICLE VI

COVENANTS

6.1           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, FULB and UBB, on the one hand, and BAY and BHC, on the other hand, agree to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

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6.2           Regulatory Filings.

(a)          Subject to the other provisions of this Agreement, BAY, BHC, FULB and UBB shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and BAY and BHC shall use their commercially reasonable best efforts to make any necessary initial filings with Governmental Authorities, within thirty (30) days following the execution hereof.

(b)          Each party agrees, upon request, to furnish the other parties with all information concerning itself and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.

6.3           Press Releases. BAY, BHC, FULB and UBB shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

6.4           Access; Information.

(a)          Upon reasonable notice from BAY and subject to applicable laws relating to the exchange of information, FULB and UBB shall afford BAY and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of FULB and UBB and to such other information relating to FULB and UBB as BAY may reasonably request and, during such period, it shall furnish to BAY all information concerning the business, properties and personnel of FULB and UBB as BAY may reasonably request. Upon reasonable notice from FULB and UBB and subject to applicable laws relating to the exchange of information, BAY shall afford FULB, UBB and their respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of BAY and to such other information relating to BAY as FULB and UBB may reasonably request and, during such period, it shall furnish to FULB and UBB all information concerning the business, properties and personnel of BAY as FULB and UBB may reasonably request.

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(b)          FULB and UBB shall cooperate, and use their commercially reasonable best efforts to cause its independent auditor to cooperate, at FULB’s expense, with BAY and its independent auditor in order to enable BAY and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for FULB that may be required by BAY and BHC in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, FULB and UBB agree that they will execute and deliver, and cause their officers to execute and deliver (including former officers of FULB and/or UBB after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors of FULB, UBB or BAY may respectively reasonably request under the circumstances.

(c)          All information furnished pursuant to this Section 6.4 shall be subject to the provisions of the confidentiality agreement, dated as of September 7, 2016 between BAY, FULB and UBB (the “Confidentiality Agreement”).

(d)          No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.5           No Solicitation

(a)          FULB and UBB shall not, and shall not permit or authorize any of its Subsidiaries, Affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representatives retained by FULB or UBB) (all of the foregoing, collectively “Representatives”), directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, propose or agree to do any of the foregoing.

FULB and UBB shall, and shall cause each of their respective Subsidiaries and the Representatives of FULB, UBB and their Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.

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Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining FULB Requisite Shareholder Approval, (1) FULB or UBB receives a written Acquisition Proposal that the FULB Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.5(a), (3) the FULB Board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal and (4) the FULB Board determines in good faith (and based on the advice of outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the shareholders of FULB under applicable Law, then FULB may (x) furnish information with respect to FULB and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to FULB than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have been previously provided to BAY or shall be provided to BAY prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provisos or engaging in any discussions or negotiations, FULB shall have entered into a confidentiality agreement with such third party on terms no less favorable to FULB than the Confidentiality Agreement.

(b)          Neither the FULB Board nor any committee thereof shall: (i) effectuate an Adverse Recommendation Change; (ii) cause or permit FULB to enter into an Alternate Acquisition Agreement; or (iii) resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, in the event FULB receives an unsolicited bona fide Acquisition Proposal and the FULB Board concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, the FULB Board shall nevertheless cause the FULB Shareholders Meeting to be held in accordance with Section 6.7(b) herein, but may, to the extent that the FULB Board concludes in good faith (and based on the advice of outside counsel) that failure to take such action would result in a violation of its fiduciary duties under applicable Law, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date of this Agreement may not be rescinded or amended) in which event the FULB Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, however, that FULB may not submit this Agreement to its shareholders without recommendation unless (A) FULB promptly notifies BAY in writing at least five (5) Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any amendment to any other material term of such Superior Proposal shall require a new written notice by FULB and a new five (5) Business Day period) and (B) prior to the expiration of such five (5) Business Day period, BAY does not make a proposal to adjust the terms and conditions of this Agreement that the FULB Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the BAY Termination Fee set forth in Section 8.2(a)(ii), that such action is no longer required by its fiduciary duties to the shareholders of FULB under applicable Law.

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During the five (5) Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, FULB shall, and shall cause its financial and legal advisors to, negotiate with BAY in good faith (to the extent BAY seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by BAY.

(c)          In addition to the obligations of FULB set forth in Section 6.5(a) and Section 6.5(b), FULB shall promptly, and in any event within 24 hours of receipt, advise BAY in writing in the event FULB or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal (to the extent such terms and conditions are known to FULB), request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish BAY with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). FULB shall keep BAY informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, discussion or negotiation of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, FULB shall promptly (and in any event within 24 hours) notify BAY orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.5(a) or Section 6.5(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)          FULB agrees that any violation of the restrictions set forth in this Section 6.5 by any Representative of FULB or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of FULB or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by FULB.

(e)          FULB shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement that (i) would restrict FULB’s ability to comply with any of the terms of this Section 6.5; or (ii) relates to any Acquisition Proposal that would materially impair FULB’s ability to consummate the transactions contemplated by this Agreement.

(f)           FULB shall not take any action to exempt any Person (other than BAY, BHC and their respective Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Antitakeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

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(g)          FULB agrees that, prior to the termination of this Agreement, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

6.6           FULB Shareholder Recommendation.

Unless the FULB Board submits this Agreement to its shareholders without recommendation pursuant to Section 6.5(b), FULB, through the FULB Board, shall (i) recommend to the FULB shareholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement-Offering Circular and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by BAY. Without limiting the generality of the foregoing, FULB agrees that its obligations to convene and hold the FULB Shareholders Meeting as soon as practicable under Section 6.7(b) shall not be affected by the commencement, public proposal, public disclosure or communication to FULB or any other Person of any Acquisition Proposal. In any case in which the FULB Board, submits this Agreement to its shareholders without recommendation pursuant to Section 6.5(b), or anything else to the contrary in this Agreement (x) FULB shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (y) the Proxy Statement-Offering Circular and any and all accompanying materials (including the proxy card, the “Proxy Materials”)) shall be identical in form and content to Proxy Materials that would have been prepared by FULB had no Adverse Recommendation Change occurred, except for appropriate changes to the disclosure in the Proxy Statement-Offering Circular stating that such Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Adverse Recommendation Change to the extent required by applicable Law.

6.7           Requisite Shareholder Approval.

(a)          Proxy Statement-Offering Circular. For the purposes of holding the FULB Shareholders Meeting, and holding the BAY Shareholders Meeting, BAY shall draft and prepare, and FULB shall cooperate in the preparation of a joint proxy statement and offering circular satisfying all applicable requirements of applicable state and federal securities laws, and the rules and regulations thereunder (such joint proxy statement/offering circular in the form mailed to the shareholders of FULB and BAY/BHC, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Offering Circular”). BAY shall file a draft of the Proxy Statement-Offering Circular, with the DBO in connection with the permit application as described in Section 6.15. BAY shall use its best efforts to have the Proxy Statement-Offering Circular approved by the DBO as promptly as practicable after such filing, and following receipt of the DBO Permit, BAY and FULB shall thereafter promptly mail the Proxy Statement-Offering Circular to FULB’s shareholders and BAY/BHC’s shareholders. BAY shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FULB shall furnish all information concerning FULB, and the holders of FULB Common Stock, as may be reasonably requested in connection with any such action. FULB shall provide BAY with any information concerning itself that BAY may reasonably request in connection with the drafting and preparation of the Proxy Statement-Offering Circular, and BAY shall notify FULB promptly of the receipt of any comments of the DBO or any blue sky administrator with respect to the Proxy Statement-Offering Circular and of any requests by the DBO or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to FULB promptly copies of all correspondence between BAY or any of their representatives and the DBO. BAY shall give FULB and its counsel the opportunity to review and comment on the Proxy Statement-Offering Circular prior to its being filed with the DBO and shall give FULB and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Offering Circular and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the DBO. Each of BAY and FULB agrees to use reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the DBO and to cause the Proxy Statement-Offering Circular and all required amendments and supplements thereto to be mailed to the holders of common stock entitled to vote at the FULB Shareholders Meeting and at the BAY Shareholders Meeting at the earliest practicable time. FULB and BAY shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Offering Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FULB shall cooperate with BAY in the preparation of a supplement or amendment to such Proxy Statement-Offering Circular that corrects such misstatement or omission, and BAY shall file an amended Proxy-Statement Prospectus with the DBO, as required, and shall mail such supplement or amendment to holders of FULB Common Stock and BAY Common Stock entitled to vote at the FULB Shareholders Meeting and the BAY Shareholders Meeting, respectively, at the earliest practicable time.

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(b)          Shareholders’ Meetings and Approvals. FULB will as promptly as practicable after the receipt of the DBO Permit, take all steps necessary to give notice of, convene and hold a meeting of its shareholders of FULB (the “FULB Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in FULB’s reasonable judgment, necessary or desirable. BAY will promptly as practicable after the receipt of the DBO Permit take all steps necessary to give notice of, convene, and hold a meeting of the shareholders of BAY/BHC (the “BAY Shareholders Meeting”), for the purpose of considering the Agreement and the Merger, and for such other purposes as may be, in BAY’s reasonable judgment, necessary or desirable.

6.8           Indebtedness; Trust Preferred Securities; Note Payable. Upon the Effective Time, BHC and BAY shall assume (i) all Indebtedness of FULB and UBB and (ii) the due and punctual performance and observance of the covenants to be performed by FULB pursuant to the junior subordinated debentures (the “Trust Debentures”) issued by First ULB Statutory Trust I, relating to the trust preferred securities issued by the trust, and the due and punctual payment of the principal of and premium, if any, and interest on such trust preferred securities. In connection with (ii) of this Section 6.8, BAY and BHC shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumption effective.

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6.9           Notification of Certain Matters. Each of FULB and UBB shall give prompt notice to BAY, and BAY shall give prompt notice to FULB and UBB of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such party, to result in any Material Adverse Effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

6.10         Estoppel Letters and Consents; Title Insurance. FULB and UBB shall use their respective best efforts to obtain and deliver to BAY at the Closing with respect to all real estate (i) owned by FULB and/or UBB, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to BAY from each tenant and (ii) leased by FULB and/or UBB, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to BAY from each lessor to the extent required by the applicable lease. FULB and UBB shall also deliver to BAY, title policies in the amounts requested by BAY, issued by a title insurance company reasonably acceptable to BAY, subject only to the exceptions described in the first sentence of Section 5.2(t). FULB and UBB shall pay all costs for removing or obtaining a policy, or endorsement satisfactory to BAY respecting any other title exceptions. In all other circumstances, for any reissued, down dated or new title policy issued to BAY, FULB and UBB shall pay for that portion of the policy premium attributable to an amount equal to the net book value of its investment in the land and improvements, and the balance shall be payable by BAY. FULB and UBB shall also use commercially reasonable efforts to obtain the waiver, approval and/or consents to assignment for all FULB Material Contracts so identified as requiring consent on the Disclosure Schedules (the “Consents”). Where required by law or by agreements with third parties, FULB and UBB shall use commercially reasonable best efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement.

6.11         Antitakeover Statutes. Each of BAY, BHC, FULB and UBB and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.12         Notice to UBB Customers. On and after the receipt of all Regulatory Approvals and shareholder approvals required to consummate the transactions contemplated hereby, UBB shall permit BAY to provide one or more written notices (which may be joint notices from UBB and BAY) to customers of UBB to describe the proposed transactions, the effect on customers and planned transition procedures. UBB shall have the right to review and approve the substance of any such communications, provided that UBB shall not unreasonably withhold, delay or condition its approval.

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6.13         Indemnification; Directors and Officers Insurance.

(a)          From and after the Effective Time, BAY and BHC shall indemnify and hold harmless, to the fullest extent permitted under applicable law and the FULB Articles, the UBB Charter, the FULB Bylaws and the UBB Bylaws (and shall also advance expenses as incurred to the fullest extent permitted under applicable law and the FULB Articles, the UBB Charter, the FULB Bylaws and the UBB Bylaws), each present and former director and officer of FULB and UBB (in each case, when acting in such capacity) and any other Person entitled to indemnification under the FULB Bylaws and UBB Bylaws, determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by BAY or BHC.

(b)          Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify BAY and BHC, but the failure to so notify shall not relieve indemnification obligations which BAY or BHC may have to such Indemnified Party; provided that failure to so notify will not affect the obligations of BAY and BHC under Section 6.13(a) unless and to the extent that BAY or BHC is actually and materially prejudiced as a consequence.

(c)          Prior to the Effective Time, FULB and UBB shall, or if FULB or UBB is unable to, BAY or BHC as of the Effective Time shall, obtain and FULB and UBB shall fully pay for “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for FULB) with a claims period of up to six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as FULB’s and UBB’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall FULB and UBB expend for “tail” insurance policies a premium amount in excess of 250% of the annual premiums on FULB’s and UBB’s existing policies as of the date of this Agreement (the “Maximum Amount”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, FULB, UBB, BAY or BHC shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)          The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.

6.14         Post-Merger Boards. On or prior to the Closing Date, the board of directors of BHC shall take such actions as are necessary to increase the size of the board of directors of BHC by two seats and to appoint to the board of directors of BHC immediately after the Effective Time Malcolm Hotchkiss and Rocco Davis or, in the event either of the foregoing individuals declines such appointment or is otherwise unable to accept such appointment, two other individuals currently serving as members of the boards of directors of FULB or UBB, selected by BAY.

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6.15         California Permit.

(a)          Preparation and Filing of Permit Application. BAY, BHC, FULB and UBB contemplate that all shares of BHC Common Stock exchanged for shares of FULB Common Stock in the Merger shall be exempt from the Securities Act under the provisions of Section 3(a)(10) of such act. BAY and BHC shall promptly prepare and file an appropriate application with the Commissioner for a permit to issue and exchange securities as described in Section 25142 of the CGCL and as will be in compliance with the California Corporate Securities Law of 1968 (the “DBO Permit”). The DBO Permit shall approve the issuance of a sufficient number of shares of BHC Common Stock to complete the exchange of shares of FULB Common Stock for shares of BHC Common Stock pursuant to Article III of this Agreement. BAY, BHC, FULB and UBB shall cooperate in all reasonable respects with regard to the preparation of the related Proxy Statement-Offering Circular in preliminary form so it can be filed with the Commissioner for purposes of a permit application under Section 25142 of the CGCL. The Proxy Statement-Offering Circular shall constitute a disclosure document for the offer and issuance of the shares of BHC Common Stock to be received by holders of FULB Common Stock in the Merger and, a proxy statement with respect to the solicitation of the shareholders of BAY and FULB with respect to approval of the Agreement and the transactions contemplated hereby (including the Merger), and shall include (i) a statement to the effect that the FULB Board has unanimously recommended that holders of FULB Common Stock vote in favor of the approval of the Agreement and the transactions contemplated hereby (including the Merger), and (ii) a statement to the effect that the BAY Board has unanimously recommended that holders of BAY Common Stock vote in favor of the Agreement and the transaction contemplated hereby (including the Merger), and (iii) such other information as FULB and BAY may agree is required or advisable to be included therein. BAY and FULB shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for including in the permit application or in the Proxy Statement-Offering Circular (or other proxy or solicitation materials), and shall cause its legal counsel, financial advisors and independent auditors to cooperate with the other party’s legal counsel, financial advisors and independent auditors in the preparation of the permit application and the Proxy Statement-Offering Circular (and any other proxy or solicitation materials).

(b)          Issuance of Permit. BAY, BHC, FULB and UBB shall use their best efforts to have the permit described in Section 25142 of the CGCL (and any necessary or appropriate amendments or supplements thereto) issued by the Commissioner under the California Corporate Securities Law of 1968 as soon as practicable.

6.16         Benefit Plans.

(a)          Termination of FULB and UBB Plans. At the Effective Time, FULB and UBB shall terminate, any and all 401(k) Plans FULB and UBB maintain and any other FULB Benefit Plans that BAY may specify; provided, however that BAY must give prior advance written notice of any such request for termination at least thirty (30) days prior to the Closing Date. Prior to the Effective Time, FULB and UBB shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans FULB and UBB maintain.

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(b)          Participation in BAY Benefit Plans. As of and following the Effective Time, the employees of FULB and UBB as of the Effective Time who continue to be employed by BAY after the Effective Time or who are offered and who accept employment with BAY (collectively, the “Former UBB Employees”) shall be eligible to participate in the BAY Benefit Plans in which the similarly situated employees of BAY participate, to the same extent as such similarly situated employees of BAY participate. With respect to each BAY Benefit Plan, BAY agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with FULB and/or UBB shall be treated as service with BAY; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of a BAY Benefit Plan, BAY shall cause such BAY Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous FULB Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former UBB Employee on or after the Effective Time to the extent such Former UBB Employee had satisfied any similar limitation or requirement under an analogous FULB Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the BAY Benefit Plan.

(c)          Severance Program. Other than as set forth on Schedule 6.16(c) of the Disclosure Schedule, any former employee of UBB (excluding any such employee who is party to an employment agreement or change-in-control agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of BAY (but by and in the sole discretion of FULB and UBB) prior to the Effective Time, or is terminated by BAY within twelve (12) months following the Closing Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks’ base pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service), such service determined by taking into account service with FULB, UBB and BAY, with a minimum of four (4) weeks of base pay; provided, however, that for purposes of this Section 6.16 an employee shall also be considered to be terminated by BAY if such person resigns after (i) any significant reduction in base salary or incentive compensation from that paid or made available immediately prior to the Closing Date or (ii) being required to be based at any office or location more than forty miles from where the person was based on the date immediately preceding the Closing Date, except for travel reasonably required in the performance of responsibilities and commensurate with the amount of travel required prior to the Closing Date.

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6.17         Certain Policies. Prior to the Closing Date, UBB shall, consistent with GAAP and applicable banking laws and regulations, to the extent requested by BAY, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BAY; provided, however, that no such modifications or changes need be made prior to the satisfaction of the condition set forth in Section 7.1(a); and further provided that in any event, no accrual or reserve made by UBB pursuant to this Section 6.17 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of FULB or UBB or their respective management with any such adjustments.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

7.1           Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a)          Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger, and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions or requirements which BAY and BHC, on the one hand, or FULB and UBB, on the other hand, reasonably determine in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated hereby to such a degree that BAY and BHC or FULB and UBB, as the case may be, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(b)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)          Corporate Approvals. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by (i) the FULB Board, (ii) the UBB Board, (iii) the affirmative vote of the holders of a majority of the outstanding shares of FULB Common Stock, (iv) FULB, as the sole shareholder of UBB, (v) the BAY Board, (vi) the BHC Board, (vii) the affirmative vote of the holders of a majority of the outstanding shares of BAY Common Stock, and (viii) following the bank holding company reorganization, the affirmative vote of the holders of a majority of the outstanding shares of BHC Common Stock.

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(d)          Issuance of Permit. The DBO Permit (and any necessary or appropriate amendments or supplements thereto) shall have been issued by the Commissioner, after a hearing before the DBO upon the fairness of the terms and conditions of the issuance and exchange of shares of BHC Common Stock for shares of FULB Common Stock, no stop order denying effectiveness to, or suspending or revoking the effectiveness of such qualification shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commissioner, and the shares of BHC Common Stock qualified under the permit issued by the Commissioner shall have received all state securities and “Blue Sky” permits or approvals required to consummate the transactions contemplated by this Agreement.

7.2           Conditions to Obligations of FULB and UBB. The obligations of FULB and UBB to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by FULB and UBB prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of BAY set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on BAY or BHC, provided that (i) the representations and warranties of BAY (A) set forth in the first sentence of Section 5.3(a), Section 5.3(e) and Section 5.3(g)(i) shall be true and correct as of such dates in all respects, and (B) set forth in Section 5.3(b) shall be true and correct as of such dates in all respects other than for such failures to be true and correct as are de minimis in effect, and FULB and UBB shall have received a certificate or certificates, dated the Closing Date, signed on behalf of BAY by the President and Chief Executive Officer and the Chief Financial Officer to such effect.

(b)          Performance of Obligations of BAY and BHC. Each of BAY and BHC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FULB and UBB shall have received a certificate or certificates, dated the Closing Date, signed on behalf of BAY by the President and Chief Executive Officer and the Chief Financial Officer to such effect.

(c)          No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on BAY or BHC.

(d)          Payment of Merger Consideration. BHC shall have delivered the Merger Consideration to the Exchange Agent and the Exchange Agent shall have provided FULB and UBB with a certificate evidencing such delivery.

(e)          Appointment of FULB Directors to the Board of Directors. BHC shall have offered to appoint the New BHC Directors (Malcolm Hotchkiss and Rocco Davis or two other individuals currently serving as members of the boards of directors of FULB or UBB) to serve on its board of directors effective immediately after the Effective Time.

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(f)           Other Actions. BAY and BHC shall have furnished FULB and UBB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as FULB may reasonably request.

(g)          Well-Capitalized. BAY will, after payment of the Per Share Merger Consideration, be “well-capitalized” as defined in applicable laws and regulations.

7.3           Conditions to Obligation of BAY. The obligation of BAY to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by BAY prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of FULB and UBB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on BAY, BHC, FULB, or UBB, provided that the representations and warranties of FULB and UBB set forth in the first sentence of Section 5.2(a), Section 5.2(b), Section 5.2(e), Section 5.2(g)(i) and Section 5.2(m) shall be true and correct as of such dates in all respects, and BAY shall have received a certificate, dated the Closing Date and signed on behalf of FULB and UBB by the President and the Chief Financial Officer of each such entity to such effect.

(b)          Performance of Obligations of FULB and UBB. FULB and UBB shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and BAY shall have received a certificate, dated the Closing Date, signed on behalf of FULB and UBB by the President and the Chief Financial Officer of each such entity to such effect.

(c)          Estoppel Letters, Consents and Title Policies. FULB and UBB shall have delivered fully executed estoppel letters, Consents and title policies as required by Section 6.10.

(d)          FIRPTA Certificate. FULB and UBB shall have delivered to BAY a properly executed statement from FULB and UBB that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to BAY.

(e)          No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on FULB and/or UBB.

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(f)           Other Actions. FULB and UBB shall have furnished BAY with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as BAY may reasonably request.

ARTICLE VIII

TERMINATION

8.1           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)          Mutual Consent. By the mutual consent in writing of BAY, BHC, FULB and UBB.

(b)          Breach.

(i)          By FULB and UBB, if FULB and UBB are not in material breach of any of the terms of this Agreement, in the event of a material breach by BAY or BHC of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice to the breaching party or parties of such breach, and (B) would entitle FULB and UBB not to consummate the transactions contemplated hereby under Section 7.2(a) or (b).

(ii)         By BAY, if neither BAY nor BHC is in material breach of any of the terms of this Agreement, in the event of a material breach by FULB and UBB of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice to the breaching party of such breach, and (B) would entitle BAY not to consummate the transactions contemplated hereby under Section 7.3(a) or (b), except for any breach of any representation, warranty, covenant or agreement set forth in Section 6.5 or 6.6 as to which Section 8.1(j) shall apply.

(c)          No Regulatory Approval. By BAY and BHC, on the one hand, or FULB and UBB, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that no party shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if such denial shall be due to the failure of such party seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

(d)          Breach of No Solicitation or Negotiation. By BAY, if FULB and UBB shall have breached any covenant contained in Section 6.5 above.

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(e)          Material Adverse Change.

(i)          By BAY in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to FULB and/or UBB.

(ii)         By FULB and UBB in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to BAY and/or BHC.

(f)           Outside Date. By BAY on the one hand, or FULB and UBB on the other hand, if the Merger shall not have been consummated by June 30, 2017 (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date. Also by Bay on the one hand, or FULB and UBB on the other hand, if the approval of the Governmental Authorities related to the Merger is not received by March 31, 2017.

(g)          Requisite Shareholder Approval. By BAY on the one hand, or FULB on the other hand, if any Requisite Shareholder Approval shall not have been obtained.

(h)          Actions. By BAY or BHC on the one hand, or FULB or UBB on the other hand, if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(h) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order injunction, rule, decree, ruling.

(i)           No Solicitation; Recommendation. By BAY if (A) FULB submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation as contemplated by Section 6.6; (B) FULB or the FULB Board (or any committee thereof) shall approve or recommend, or cause or permit FULB to enter into, an Alternative Acquisition Agreement relating to an Acquisition Proposal; (C) FULB fails publicly to reaffirm its recommendation of the Merger within five (5) Business Days after a request at any time to do so by BAY, or within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to FULB’s shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal); (D) FULB shall have breached any of its obligations under Section 6.5 or 6.6; or (E) FULB or the FULB Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions.

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(j)           Superior Proposal. By FULB if the FULB Board has adopted or indicated its intention to enter into a Superior Proposal after complying with all of FULB’s obligations under Sections 6.5 and 6.6.

(k)          Notice of Termination. In the event a party elects to effect any termination pursuant to Sections 8.1(b) through (d) or Section 8.1(f) above, it shall give written notice to the other parties hereto specifying the basis for such termination.

8.2           Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.

(a)          Fees and Expenses.

(i)          Except as otherwise provided in this Section 8.2(a), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(ii)         In the event that this Agreement is terminated: (A) by BAY pursuant to Section 8.1(i); (B) by either BAY or FULB pursuant to Section 8.1(g) by reason of the failure to obtain the FULB Shareholder Approval following FULB taking any action described in Section 6.6 or (C) by FULB under Section 8.1(j), FULB shall pay to BAY a termination fee of $1,500,000 (the “BAY Termination Fee”) plus any Party Expenses of BAY and BHC. Payment of the BAY Termination Fee and Party Expenses shall be made by wire transfer of same day funds to the account or accounts designated by BAY as promptly as reasonably practicable after termination. The payment by FULB and the acceptance by BAY of the BAY Termination Fee and any Party Expenses of BAY pursuant to this Section 8.2(a)(ii) shall be the sole and exclusive remedy of BAY and BHC with a respect to the termination of this Agreement by BAY with respect to termination of the Agreement the Sections of the Agreement enumerated above in this Section 8.2(a)(ii).

(iii)        In the event that this Agreement is terminated by BAY pursuant to Section 8.1(b)(ii) or by FULB pursuant to Section 8.1(b)(i) then the breaching party shall reimburse the non-breaching party all of its reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the non-breaching party) incurred by the non-breaching party or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Party Expenses”), up to a maximum amount of $400,000. Payment of the Party Expenses shall be made by wire transfer of same day funds to the account or accounts designated by the non-breaching party entitled to payment of the Party Expenses as promptly as reasonably possible after the breaching party having been notified of the amount thereof by the non-breaching party.

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(iv)        Each of FULB, UBB, BAY and BHC acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FULB, UBB, BAY and BHC would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due to the other party pursuant to this Section 8.2, and, in order to obtain such payment, the party to which any amount under this Section 8.2 is due and owing from the other party commences a suit that results in a judgment against such other party for the amounts set forth in this Section 8.2, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(b)          Specific Performance. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, except as otherwise set forth in Section 8.2(a)(ii), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

ARTICLE IX

MISCELLANEOUS

9.1           Survival of Representations, Warranties and Agreements. No representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, Section 6.4(c), 6.13 and Section 8.2(a)(ii)-(iii), which shall survive such termination).

9.2           Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

9.3           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

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9.4           Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

9.5           Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6           Expenses. Except as otherwise provided for in Section 8.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.7           Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to FULB or UBB:

First ULB Corp.

100 Hegenberger Road, Suite 220

Oakland, California 94621

Attention: Malcolm Hotchkiss, Chairman

Email: MHotchkiss@unitedbusinessbank.com

With a copy to:

Hogan Lovells

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Richard A. Schaberg, Esq.

Email: richard.schaberg@hoganlovells.com

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If to BAY or BHC:

Bay Commercial Bank

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94596

Attention: George Guarini, President

Email: gguarini@bcb-ca.com

With a copy to:

Gary Steven Findley & Associates

3808 East La Palma Avenue

Anaheim, California 92807

Attention: Gary Steven Findley, Esq.

Email: gsf@findley-reports.com

9.8           Entire Understanding; No Third-Party Beneficiaries. This Agreement, the BAY Voting Agreements, the FULB Non-Competition and Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the BAY Voting Agreements, the FULB Non-Competition and Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9           Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.10         Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

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9.11         Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.12         Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.13         Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, BAY and BHC may, after providing FULB at least 20 Business Days’ written notice, modify the structure of the acquisition of FULB set forth herein, provided that (i) the consideration to be paid to the holders of FULB Common Stock is not (x) thereby changed in kind or reduced in amount as a result of such modification or (y) negatively impacted from a Tax perspective, and (ii) the change in structure does not materially delay the transaction. In the event BAY and BHC elect to make such a change, the parties agree to execute appropriate documents to reflect the change.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BAY COMMERCIAL BANK		BAYCOM CORP.

By:	/s/ George J. Guarini	By:	/s/ George J. Guarini
Its:	President	Its:	President

By:	/s/ Keary L. Colwell	By:	/s/ Keary L. Colwell
Its:	Secretary	Its:	Secretary

FIRST ULB CORP.		UNITED BUSINESS BANK, FSB

By:	/s/ Malcolm F. Hotchkiss	By:	/s/ Terence Street
Its:	Chairman	Its:	President

By:	/s/ Jeanette E. Reynolds	By:	/s/ Nicholas Dyer
Its:	Secretary	Its:	Secretary

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